SUPPLEMENT TO THE PROSPECTUS DATED JULY 23, 1998
                         OF LINCOLN BENEFIT LIFE COMPANY
                            VARIABLE ANNUITY ACCOUNT

Lincoln Benefit Life Company ("Company") has contracted with Allstate Life Financial Services, a wholly owned subsidiary of Allstate Life Insurance Company and affiliate of the Company, to serve as distributor of the Consultant II variable annuity contracts, effective November 25, 1998. Prior to this time Lincoln Benefit Financial Services, a wholly owned subsidiary of the Company, served as the distributor. In accordance with this change, the following revision is made to the Prospectus.

On page 41, under the heading of DISTRIBUTION OF CONTRACTS, the language is deleted in its entirety and the following is substituted in its place:

                            DISTRIBUTION OF CONTRACTS

Contracts are sold by registered representatives of broker-dealers who are our licensed insurance agents, either individually or through an incorporated insurance agency. Commissions paid to broker-dealers may vary, but in the aggregate are not anticipated to exceed 6% of all Purchase Payments (on a present value basis). From time to time, additional sales incentives (up to 1% of Purchase Payments) may be provided to broker-dealers maintaining certain sales volume levels. We may use any of our corporate assets, including potential profit which may arise from the mortality and expense risk charge or from any other charge or fee under the Contracts, to cover sales commissions and other promotional or distribution expenses relating to the sale of the Contracts.

Allstate Life Financial Services ("ALFS") located at 3100 Sanders Road, Northbrook, IL 60062-7154 serves as distributor of the Contracts. ALFS, an affiliate of the Company, is a wholly owned subsidiary of Allstate Life Insurance Company. It is registered as a broker-dealer under the Securities and Exchange Act of 1934, as amended, and is a member of the National Association of Securities Dealers, Inc.

Sale  of the  Contracts  did  not  commence  until  the  second  half  of  1998.
Consequently,   no  commissions  were  paid  to  any  distributor  or  principal underwriter of the Contracts for any period prior to 1998.








On page 2 of the Prospectus, the following information is generally added:

Each of the Subaccounts and Fixed Account may not be available in all states. You should check with your representative or call us for further information on the availability of these accounts.


Please attach this page to your Prospectus and retain it for future reference. If you have any questions regarding this information, please call us at 1-800-865-5237, or 1-877-525-5727.

Form # LBL-2498